The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. The prospectus and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy and we will not sell these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

As filed pursuant to rule 424(b)(2) Registration No. 333-52826

Subject to Completion
Dated March 1, 2004

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 20, 2001)

$
J.P. Morgan Chase & Co.
Senior Floating Rate Notes Due       , 2014 linked to the Consumer Price Index

The amount of interest payable on the notes will be linked to changes in the Consumer Price Index. The Consumer Price Index for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor and reported on Bloomberg CPURNSA or any successor service.

We may not redeem these notes prior to the maturity date. The basic features of the notes are summarized below and are more fully described in this prospectus supplement under “Description of Notes.”

Principal Amount:	$

Maturity Date:	, 2014

Settlement Date (Original Issue Date):	March , 2004

Issue Price:	100%

Interest Payment Dates:	The day of each month, beginning April , 2004

Interest Payment Period:	Monthly

Interest Reset Dates:	The day of the applicable interest payment period, beginning April , 2004

Denominations:	$1,000 and integral multiples

CUSIP:

Minimum Interest Rate:	0.00%

Initial Interest Rate:	%, from and including the original issue date to but excluding the initial interest reset date, which we refer to as the initial interest payment period

Interest Rate:	Following the initial interest payment period, the interest rate on the notes will be determined on each interest reset date pursuant to the following formula:

Interest Rate =	CPIt–CPIt-12
+ %
CPIt- 12
where: CPIt = CPI for the third calendar month prior to the calendar month of the applicable interest reset date, as reported on Bloomberg CPURNSA, which we refer to as the reference month; and

CPIt-12 = CPI for the twelfth month prior to the applicable reference month, as reported on Bloomberg CPURNSA.

We refer to the % included in the formula above as the spread.

All values used in the interest rate formula shall be expressed as a percentage rounded to five decimal places and any interest rate shall be expressed as a percentage rounded to three decimal places.

In no case will the interest rate for the notes for any monthly interest payment period be less than the minimum interest rate of 0.00%.

You should read the more detailed description of the notes contained in this prospectus supplement.

The notes involve risks not associated with an investment in ordinary floating rate notes. See “Risk Factors” beginning on page S-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Us
Per note	$	$	$
Total	$	$	$

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Our affiliate, J.P. Morgan Securities Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in the secondary market. J.P. Morgan Securities Inc. may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

JPMorgan

March    , 2004

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give you any additional or different information. The information in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this prospectus supplement.

     The notes described in this prospectus supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the laws of certain jurisdictions (including laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of notes in those jurisdictions. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this prospectus supplement and the accompanying prospectus, “we”, “us” and “our” refer to J.P. Morgan Chase & Co., unless the context requires otherwise.

i

ii

RISK FACTORS

     Your investment in the notes will involve certain risks. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities or even other inflation-linked securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The interest rate on the notes may be less than the spread and, in some cases, could be zero.

     Interest payable on the notes is linked to year over year changes in the level of the CPI determined each month over the term of the notes.

     Investors in the notes will receive an interest payment for the applicable interest payment period equal to the year over year change in the CPI, whether positive or negative, plus the spread of    % per annum. Therefore, in the event of a year over year decrease in the CPI, the investor will receive an interest payment for the applicable interest payment period that is less than the spread of      % per annum. If the CPI for the same month in successive years declines by    % or more, investors in the notes will receive only the minimum interest rate, which is 0.00%.

The interest rate on the notes may be below the rate otherwise payable on similar floating rate securities issued by us.

     The value of the notes is subject to market conditions and as CPI expectations change your return on the notes may be less than returns on similar floating rate securities issued by us.

Your interest rate is based upon the CPI. The CPI itself and the way the Bureau of Labor Statistics of the U.S. Labor Department or “BLS” calculates the CPI may change in the future.

     There can be no assurance that the BLS will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payment with respect to the notes. Accordingly, the amount of interest, if any, payable on the notes, and therefore the value of the notes, may be significantly reduced. If the CPI is substantially altered, a substitute index may be employed to calculate the interest payable on the notes, as described herein, and that substitution may adversely affect the value of the notes.

The historical levels of the CPI are not an indication of the future levels of the CPI.

     The historical levels of the CPI are not an indication of the future levels of the CPI during the term of the notes. In the past, the CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

     Holders of the notes will receive interest payments that will be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

We or our affiliates may have adverse economic interests to the holders of the notes.

     J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine the amount of interest payable on each interest payment date. In performing its duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the CPI. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

J.P. MORGAN CHASE & CO.

     J.P. Morgan Chase & Co. is a financial holding company incorporated under Delaware law. As of December 31, 2003, we had approximately $771 billion in assets and approximately $46 billion in stockholders’ equity.

     We are a global financial services firm with operations in over 50 countries. Our principal bank subsidiaries are JPMorgan Chase Bank which is a New York banking corporation headquartered in New York City; and Chase Manhattan Bank USA, National Association, headquartered in Delaware. Our principal non-bank subsidiary is our investment bank subsidiary, J.P. Morgan Securities Inc.

      Our activities are internally organized, for management reporting purposes, into five major businesses: Investment Bank; Treasury & Securities Services; Investment Management & Private Banking; JPMorgan Partners; and Chase Financial Services. The following is a brief description of those businesses.

Investment Bank

     The Investment Bank provides a full range of investment banking and commercial banking products and services including advising on corporate strategy and structure, capital raising in equity and debt markets, sophisticated risk management and market-making in cash securities and derivative instruments in all major capital markets. The Investment Bank also commits JPMorgan Chase s own capital to proprietary investing and trading activities to capture market opportunities.

Treasury & Securities Services

     Treasury & Securities Services, a global leader in transaction processing and information services to wholesale clients, is composed of three businesses. Institutional Trust Services provides a range of fiduciary services to debt and equity issuers and broker-dealers, from traditional trustee and paying-agent functions to global securities clearance. Investor Services provides securities custody and related functions, such as securities lending, investment analytics and reporting, to mutual funds, investment managers, pension funds, insurance companies and banks worldwide. Treasury Services provides treasury and cash management, as well as payment, liquidity management and trade finance services, to a diversified global client base of corporations, financial institutions and governments.

Investment Management & Private Banking

     JPMorgan Fleming Asset Management provides investment management services to private- and public-sector institutional investors, high net worth individuals and retail customers across asset classes and global markets. JPMorgan Private Bank provides personalized advice and solutions to wealthy individuals and families.

JPMorgan Partners

     JPMorgan Partners, the global private equity organization of JPMorgan Chase, provides equity and mezzanine capital financing to private companies. It is a diversified investor, investing in buyouts, growth equity and venture opportunities across a variety of industry sectors, with the objective of creating long-term value for JPMorgan Chase and third-party investors.

Chase Financial Services

     Chase Financial Services is a major provider of banking, investment and financing products and services to consumers and small and middle market businesses throughout the United States. The majority of its revenues and earnings are produced by its national consumer credit businesses, Chase Home Finance, Chase Cardmember Services and Chase Auto Finance. It also serves as a full-service bank for consumers and small- and medium-sized businesses through Chase Regional Banking and Chase Middle Market.

Recent Developments

     On January 14, 2004, J.P. Morgan Chase & Co. and Bank One Corporation announced that they have agreed to merge. The merger is subject to the approval of the shareholders of both institutions as well as U.S. federal and state and foreign regulatory authorities. Completion of the transaction is expected to occur in mid-2004.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges are as follows:

	Year ended December 31,
	2003	2002	2001	2000	1999
Earnings to Fixed Charges:
Excluding Interest on Deposits	2.27	1.28	1.18	1.52	1.93
Including Interest on Deposits	1.87	1.17	1.11	1.31	1.54

     For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these documents at the Commission’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices at Northeast Regional Office, 233 Broadway, New York, New York 10279 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-732-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information we have filed with the Commission by reference to file number 1-5805. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the Commission. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the notes we are offeringStatements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to he part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the Commission, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the notes to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2003 (filed on February 18, 2004); and
(b)	the information under the captions “Proposal 1: Election of Directors and Proposal 2: Appointment of External Auditor” in our 2003 Proxy Statement (filed on March 28, 2003).

     You may request, at no cost to you, a copy of these documents (other than exhibits to such documents) by writing or telephoning us at: Office of the Secretary, J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017-2070 (Telephone: (212) 270-4040).

USE OF PROCEEDS

     The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the notes. See also “Use of Proceeds” in the accompanying prospectus.

DESCRIPTION OF NOTES

     The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the indenture referred to below.

General

     The notes are a series of debt securities referred to in the accompanying prospectus. The notes will be issued by J.P. Morgan Chase & Co. under an indenture dated May 25, 2001 between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, and will be initially limited to $           aggregate principal amount.

     The notes will pay interest monthly in arrears at the rate of     % from and including the original issue date to but excluding the initial interest reset date of April     , 2004, which we refer to as the initial interest payment period and thereafter based on a floating rate determined by reference to year over year changes in the level of the CPI determined over the term of the notes on the      day of each month. Interest on the notes will be paid on the day of each month beginning April    , 2004; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day; provided further that no adjustment will be made to any interest payment made on that succeeding business day. The interest rate for each interest payment period will be determined as of the      day of the applicable interest payment period, which we refer to as the interest reset date. The amount of interest payable on the notes on each interest payment date will be calculated on an actual/actual day count basis. The notes will mature on           , 2014.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $1,000 and integral multiples thereof. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Forms of Securities – Global Securities” in the accompanying prospectus.

Consumer Price Index

     The amount of interest payable on the notes on each interest payment date will be linked to changes in the Consumer Price Index. The Consumer Price Index for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, or CPI, reported monthly by the BLS and reported on Bloomberg CPURNSA or any successor service. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for these notes is the 1982-1984 average.

Interest Rate

     The interest rate for the notes being offered by this prospectus supplement, for each interest payment period during the term of the notes following the initial interest payment period, will be the rate determined as of the applicable interest reset date pursuant to the following formula:

CPIt -CPIt-12
Interest Rate =		+ %
CPIt- 12
where:

CPIt =	CPI for the applicable reference month, as reported on Bloomberg CPURNSA; and

CPIt-12 =	CPI for the twelfth month prior to the applicable reference month, as reported on Bloomberg CPURNSA.

We refer to the    % included in the formula above as the spread.

     The interest rate for the notes during the initial interest payment period will be     %. In no case will the interest rate for the notes for any monthly interest payment period be less than the minimum interest rate of 0.00%.

     CPIt for any interest reset date is the CPI for the third calendar month, which we refer to as the “reference month”, prior to the month of such interest reset date as published and reported in the second calendar month prior to such interest reset date. For example, for the interest payment period from and including March    , 2004 to but excluding April     , 2004, CPIt will be the CPI for December 2003 (the reference month), and CPIt-12 will be the CPI for December 2002 (which is the CPI for the twelfth month prior to the reference month). The CPI for December 2003 was published by the BLS and reported on Bloomberg CPURNSA in January 2004, and the CPI for December 2002 was published and reported in January 2003. If an interest reset date falls on a day that is not a business day, it will be postponed to the following business day. For more information regarding the calculation of interest rates on the notes, including historical CPI levels and hypothetical interest rates, see “–Hypothetical Information and Hypothetical Interest Rate Calculations.”

     If by 3:00 PM on any interest reset date the CPI is not reported on Bloomberg CPURNSA for any relevant month, but has otherwise been published by the BLS, J.P. Morgan Securities Inc., in its capacity as the calculation agent, will determine the CPI as published by the BLS for such month using such other source as on its face, after consultation with us, appears to accurately set forth the CPI as published by the BLS.

     In calculating CPIt and CPIt-12, the calculation agent will use the most recently available value of the CPI determined as described above on the applicable interest reset date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIt and CPIt-12 used by the calculation agent on any interest reset date to determine the interest rate on the notes (an “initial CPI” ) is subsequently revised by the BLS, the calculation agent will continue to use the initial CPI, and the interest rate determined on such interest reset date will not be revised.

     If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

     If, while the notes are outstanding, the CPI is discontinued or, is substantially altered, as determined in the sole discretion of the calculation agent, the applicable substitute index will be that chosen by the Secretary of the Treasury for the Department of The Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the substitute index will be determined by the calculation agent in accordance with general market practice at the time.

     All values used in the interest rate formula for the notes will be rounded to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. All percentages resulting from any calculation of interest will be rounded to the nearest one thousandth of a percentage point with 0.0005% rounded up to 0.001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest third decimal place, with 0.0005 rounded up to 0.001.

Historical Information and Hypothetical Interest Rate Calculations

     Provided below are historical levels of the CPI as reported by the BLS for the period from January 1998 to January 2004. Also provided below are the hypothetical interest rates for the period from January 2000 to April 2004 that would have resulted from the historical levels of the CPI presented below. We obtained the historical information included below from Bloomberg Financial Markets, and we believe such information to be accurate.

     The historical levels of the CPI should not be taken as an indication of future levels of the CPI, and no assurance can be given as to the level of the CPI for any reference month. The hypothetical interest rates that follow are intended to illustrate the effect of general trends in the CPI on the amount of interest payable to you on the notes. However, the CPI may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the historical information in the table below, and the size and frequency of any fluctuations in the CPI level over the term of the notes, which we refer to as the volatility of the CPI, may be significantly different than the volatility of the CPI indicated in the table. As a result, the hypothetical interest rates depicted in the table below should not be taken as an indication of the actual interest rates that will be paid on the interest payment periods over the term of the notes.

	Historical Levels of CPI							Hypothetical Interest Rates Based on Historical CPI Levels

	1998	1999	2000	2001	2002	2003	2004	2000	2001	2002	2003	2004

January	161.6	164.3	168.8	175.1	177.1	181.7	185.2	4.46%	5.35%	4.03%	3.93%	3.94%
February	161.9	164.5	169.8	175.8	177.8	183.1		4.52	5.35	3.80	4.10	3.67
March	162.2	165.0	171.2	176.2	178.8	184.2		4.58	5.29	3.45	4.28	3.78
April	162.5	166.2	171.3	176.9	179.8	183.8		4.64	5.63	3.04	4.50	3.83
May	162.8	166.2	171.5	177.7	179.8	183.5		5.12	5.43	3.04	4.88
June	163.0	166.2	172.4	178.0	179.9	183.7		5.66	4.82	3.38	4.92
July	163.2	166.7	172.8	177.5	180.1	183.9		4.97	5.17	3.54	4.12
August	163.4	167.1	172.8	177.5	180.7	184.6		5.09	5.52	3.08	3.96
September	163.6	167.9	173.7	178.3	181.0	185.2		5.63	5.15	2.97	4.01
October	164.0	168.2	174.0	177.7	181.3	185.0		5.56	4.62	3.36	4.01
November	164.0	168.3	174.1	177.4	181.3	184.5		5.31	4.62	3.70	4.06
December	163.9	168.3	174.0	176.7	180.9	184.3		5.35	4.55	3.41	4.22

     For example, the hypothetical interest rate payable on the notes for the April 2004 interest payment period would have been 3.83% per annum. This hypothetical interest rate is calculated by inserting the following CPI levels into the interest rate formula described above under “Interest Rate:”

      CPIt = 185.2, which is equal to the CPI level for January 2004, which as the third calendar month prior to the interest reset date of April 2004, would be the reference month; and

      CPI t-12 = 181.7, which is equal to the CPI level for January 2003, the twelfth calendar month prior to the reference month for the interest reset date of April, 2003,

      as follows:

185.2 – 181.7
3.83% =		+ 1.90%
181.7

Calculation Agent

     J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine the interest payment due on each interest payment date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the interest payment due on each interest payment date on or prior to 11:00 a.m. on the business day preceding the applicable interest payment date.

Events of Default

      Under the heading “Description of Debt Securities – Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Modification

      Under the heading “Description of Debt Securities – Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities – Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes.

Listing

      The notes will not be listed. Prior to this offering, there has been no market for the notes.

Book-Entry Only Issuance – The Depository Trust Company

     The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC’system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of the notes within the DTC’system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Direct Participants through which the Beneficial Owners purchased the notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by Participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, notes certificates are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the notes. In that event, certificates for the notes will be printed and delivered.

     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank in The City of New York.

     JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

      The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Davis Polk & Wardwell, our special tax counsel, the following summary accurately describes the principal U.S. federal income tax consequences of ownership and disposition of the notes. Except as specifically noted below, this discussion applies only to notes that are held as capital assets, beneficially owned by United States Holders (as defined below) and purchased at original issuance for their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money.

     This discussion does not describe all of the tax consequences that may be relevant in light of a holder s particular circumstances or to holders subject to special rules, such as: certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding notes as part of a hedge, “straddle,” conversion transaction or other integrated transaction, United States Holders (as defined below) whose functional currency is not the U.S. dollar, or partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described below.

Tax Consequences to United States Holders

     As used herein, the term “United States Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term “United States Holder” also includes certain former citizens and residents of the United States. If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult with their tax advisers.

      Payments of Interest

     Interest paid on a note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder s method of accounting for federal income tax purposes.

     Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

     Except as described below, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. The deductibility of capital losses, however, is subject to limitations. You should consult your tax adviser regarding the deductibility of any losses recognized upon the sale, exchange or retirement of a note.

    Backup Withholding and Information Reporting

     Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder may be subject to U.S. backup withholding on these payments if it fails to provide its tax identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the Holder s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

     We and J.P. Morgan Securities Inc. will enter into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we will agree to sell to J.P. Morgan Securities Inc., and J.P. Morgan Securities Inc. will agree to purchase from us, notes with an aggregate principal amount of $          .

     The obligations of J.P. Morgan Securities Inc. under the underwriting agreement, including its agreement to purchase the notes from us, will be subject to the satisfaction of certain conditions in the underwriting agreement. J.P. Morgan Securities Inc. will agree to purchase all of the notes if any of them are purchased.

     J.P. Morgan Securities Inc. has advised us that it proposes to offer the notes to the public at the price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per $1,000 principal amount of notes. After the initial public offering, J.P. Morgan Securities Inc. may change the offering price and any other selling terms.

     In the underwriting agreement, J.P. Morgan Securities Inc. has agreed to pay our expenses related to this offering, which we estimate will be $100,000, and we have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act of 1933.

     The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to list the notes. Prior to this offering, there has been no market for the notes. J.P. Morgan Securities Inc. has advised us that it intends to make a market in the notes. However, it is not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

     We own, directly or indirectly, all of the outstanding equity securities of J.P. Morgan Securities Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

     Our affiliate, J.P. Morgan Securities Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in the secondary market. J.P. Morgan Securities Inc. may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

     In order to facilitate the offering of the notes, J.P. Morgan Securities Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, J.P. Morgan Securities Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. J.P. Morgan Securities Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if J.P. Morgan Securities Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, J.P. Morgan Securities Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. J.P. Morgan Securities Inc. is not required to engage in these activities, and may end any of these activities at any time.

     J.P. Morgan Securities Inc. engages in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

     We will deliver the notes to J.P. Morgan Securities Inc. at the closing of this offering when it pays us the purchase price for the notes.

LEGAL OPINIONS

     Certain legal matters relating to this offering will be passed upon for us by Simpson Thacher & Bartlett LLP. Davis Polk & Wardwell will pass upon certain legal matters relating to this offering for the underwriter. Davis Polk & Wardwell has in the past represented J.P. Morgan Chase & Co. and continues to represent J.P. Morgan Chase & Co. on a regular basis and in a variety of matters.

ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     The Employee Retirement Income Security Act of 1974, as amended, or “ERISA”, and the Code, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the plan. Government plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.” Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code), unless those notes are acquired under an exemption from the prohibited transaction rules. The person making the decision on behalf of a plan or an entity the assets of which include plan assets shall be deemed by purchasing and holding the notes to represent that such purchase and holding of the notes will not result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a government plan, under any similar applicable law or regulation).

     If you are an insurance company or the fiduciary of a plan or an entity the assets of which include the plan assets, and propose to invest in the notes, you should consult your legal counsel.

Prospectus

J.P. Morgan Chase & Co.

$1,000,000,000

Debt Securities
Warrants
Units

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

JPMorgan

This Prospectus is dated June 20, 2001

ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in the prospectus in one or more offerings up to a total dollar amount of $1,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

     Following the initial distribution of an offering of securities, J.P. Morgan Securities Inc. and other affiliates of ours may offer and sell those securities in the course of their businesses as broker-dealers. J.P. Morgan Securities Inc. and other affiliates of ours may act as a principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of J.P. Morgan Chase & Co. since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these documents at the Commission’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at I-800-SEC-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information we have filed with the Commission by reference to file number 1-5805. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we filed with the Commission. This prospectus omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the Commission, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.This prospectus incorporates by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 22, 2001;
(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 15, 2001; and
(c)	our Reports on Form 8-K filed on April 5, 2001, April 27, 2001 and June 6, 2001.

     You may request, at no cost to you, a copy of these documents (other than exhibits to such documents) by writing or telephoning us at: Office of the Secretary, J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017-2070 (Telephone: (212) 270-4040).

J.P. MORGAN CHASE & CO.

General

     J.P. Morgan Chase & Co. is a financial holding company incorporated under Delaware law in 1968. As of December 31, 2000, after giving effect to the merger referred to below, we were the second largest banking institution in the United States, with $715 billion in assets and $42 billion in stockholders’ equity.

     On December 31, 2000, we merged with J.P. Morgan & Co. Incorporated. Upon completion of the merger, we changed our name from The Chase Manhattan Corporation to “J.P. Morgan Chase & Co.” The merger was accounted for as a pooling of interests.

     We are a global financial services firm with operations in over 60 countries. Our principal bank subsidiaries are:

  The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York, each of which is a New York banking corporation headquartered in New York City, and

  Chase Manhattan Bank USA, National Association, headquartered in Delaware.

     Our principal non-bank subsidiary is our investment bank subsidiary, J.P. Morgan Securities Inc. We expect The Chase Manhattan Bank to merge with Morgan Guaranty Trust Company of New York in mid-October 2001.

      Our activities will be internally organized, for management reporting purposes, into five major businesses:

  Investment Banking;

  Investment Management and Private Banking;

  Treasury & Securities Services;

  J.P. Morgan Partners; and

  Retail and Middle Market Banking.

     Below is a brief description of those businesses.

Investment Banking

     Investment Banking includes our securities underwriting and financial advisory, trading, mergers and acquisitions advisory, and corporate lending and syndication businesses.

Investment Management and Private Banking

     Investment Management and Private Banking includes our asset management businesses, including our mutual funds; our institutional money management and cash management businesses; and our private bank, which provides wealth management solutions for a global client base of high net worth individuals and families.

Treasury & Securities Services

     Treasury & Securities Services is a recognized leader in information and transaction processing services, moving trillions of dollars daily in securities and cash for its wholesale clients. Treasury & Securities Services also includes our custody, cash management, trust and other fiduciary services businesses.

J.P. Morgan Partners

     J.P. Morgan Partners is one of the world’s largest and most diversified private equity investment firms, with total funds under management in excess of $20 billion.

Retail and Middle Market Banking

     Retail and Middle Market Banking serves over 30 million consumer, small business and middle-market customers nationwide. Retail and Middle Market Banking offers a wide variety of financial products and services, including consumer banking, credit cards, mortgage services and consumer finance services, through a diverse array of distribution channels, including the internet and branch and ATM networks.

     Our principal executive offices are at 270 Park Avenue, New York, New York 10017-2070 and our telephone number is (212) 270-6000.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Year ended December 31,
	2000	1999	1998	1997	1996
Excluding Interest on Deposits	1.52	1.93	1.46	1.53	1.50
Including Interest on Deposits	1.31	1.54	1.29	1.33	1.29

     For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

     The above ratios reflect the combined results of The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated as if the merger had been in effect for all periods presented.

USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, in connection with hedging our obligations under the securities, or for any other purpose described in the applicable prospectus supplement. General corporate purposes may include additions to working capital, repayment of debt, investments in or extensions of credit to our subsidiaries, or redemptions or repurchases of our stock. We may temporarily invest the net proceeds or use them to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

General

     The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

     The debt securities will be issued under an Indenture, between J.P. Morgan Chase & Co. and Bankers Trust Company, as Trustee.

     We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Where appropriate, we use parentheses to refer you to the particular sections of the Indenture. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

     The debt securities will be our direct, unsecured general obligations. The debt securities will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

     The Indenture does not limit the amount of debt securities that we may issue. The Indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time (Section 2.03 of the Indenture). The Indenture allows us to reopen a previous issue of a series of debt securities and issue additional debt securities of that issue.

     We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the Company from such distribution) is junior to creditors of that subsidiary. Claims of creditors of our subsidiaries include:

  substantial amounts of long-term debt;

  deposit liabilities;

  federal funds purchased;

  securities sold under repurchase agreements; and

  short-term borrowings.

     In addition, various statutes and regulations restrict some of our subsidiaries from paying dividends or making loans or advances to us. These restrictions could prevent those subsidiaries from paying the cash to us that we need in order to pay you. These restrictions include:

  the net capital requirements under the Securities Exchange Act of 1934, as amended, and the rules of some exchanges and other regulatory bodies, which apply to J.P. Morgan Securities Inc. and other broker-dealer affiliates, and banking regulations, which apply to Morgan Guaranty Trust Company of New York, The Chase Manhattan Bank and Chase Manhattan Bank USA.

     We may issue debt securities from time to time in one or more series. (Section 2.03 of the Indenture) The debt securities may be denominated and payable in U.S. dollars or foreign currencies. (Section 2.03 of the Indenture) We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. All references in this prospectus, or any prospectus supplement to other amounts will include premium, if any, other cash amounts payable under the Indenture, and the delivery of securities or baskets of securities under the terms of the debt securities.

     Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

     The prospectus supplement relating to the particular series of debt securities being offered will specify the particular terms of, and other information relating to, those debt securities. These terms may include:

  the specific designation;

  any limit on the aggregate principal amount and authorized denominations of the debt securities;

  the purchase price of the debt securities (expressed as a percentage of the principal amount thereof);

  the date or dates on which the principal of the debt securities will be payable;

  the interest rate or rates (including any interest rates applicable to overdue payments) on the debt securities, if any, or the method by which the calculation agent will determine those rates;

  if other than U.S. dollars, the currency or currencies (including composite currencies or currency units) in which the debt securities may be purchased and in which payments on the debt securities will be made (which currencies may be different for payments of principal, premium, if any, and/or interest, if any);

  the dates on which any interest or other amounts will be payable, if any;

  any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

  information as to the methods for determining the amount of principal, interest or other amounts payable on any date and/or any currencies, currency units, composite currencies, commodity prices, securities, baskets of securities, indices, baskets of indices, interest rates, swap rates, baskets of swap rates or any other factors or other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, to which the amount payable with respect to the principal, interest or other amounts, if any, of the debt securities on that date will be linked;

  any conversion or exchange provision relating to the conversion or exchange of the debt securities into or for securities of another entity;

  the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities issued by another entity, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

  whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

  the place or places for payment of the principal amount, interest or other amounts on the debt securities;

  whether we will issue the debt securities in definitive form and under what terms and conditions;

  any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

  any applicable United States federal income tax consequences, including, but not limited to:

    whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities in order to avoid the obligation to pay future additional amounts; and

    tax considerations applicable to any debt securities denominated and payable in foreign currencies; and

  any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

     Some of the debt securities may be issued as original issue discount debt securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

     Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the Indenture. (Section 2.08 of the Indenture)

     Holders may transfer debt securities in bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Forms of Securities.”

     We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Events of Default, Waiver, Debt Securities in Foreign Currencies

      An “Event of Default” with respect to a series of debt securities is defined in the Indenture as:

  default for 30 days in the payment of interest on any debt securities of that series;

  default in payment of principal or other amounts payable on any debt securities of that series when due, at maturity, upon redemption, by declaration, or otherwise;

  failure by us for 90 days after notice to perform any other covenants or warranties contained in the Indenture applicable to that series;

  certain events of bankruptcy or reorganization of the Company; and

  any other event of default provided in the applicable supplemental indentures or form of security. (Section 5.01 of the Indenture)

     If a default in the payment of principal, interest or other amounts payable on the debt securities, or in the performance of any covenant or agreement, or in a manner provided in the applicable supplemental indenture or form of security, with respect to one or more series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding, treated as one class, may declare the principal of all outstanding debt securities of such series and any interest accrued thereon, to be due and payable immediately. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. If a default in the performance of any covenant or agreement with respect to all series of debt securities, or due to specified events of bankruptcy or insolvency of the Company, occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of all debt securities then outstanding, voting as a single class, may declare the principal of all outstanding debt securities and any interest accrued thereon, to be due and payable immediately. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. Subject to certain conditions such declarations may be annulled and past defaults, except for uncured payment defaults on the debt securities, may be waived by the holders of a majority in principal amount of the outstanding debt securities of the series affected. (Sections 5.01 and 5.10 of the Indenture)

     An Event of Default with respect to one series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. The Indenture provides that the Trustee may withhold notice to the holders of the debt securities of any default if the Trustee considers it in the interest of the holders of the debt securities to do so. The Trustee may not withhold notice of a default in the payment of principal of, interest on or any other amounts due under, such debt securities. (Section 5.11 of the Indenture)

     The Indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee. The Trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the Indenture. (Section 5.09 of the Indenture) The Trustee is not obligated to exercise any of its rights or powers under the Indenture at the requestor direction of the holders of debt securities unless the holders offer the Trustee reasonable indemnity against expenses and liabilities. (Section 6.02(d) of the Indenture)

     No holder of any Debt Security of any series has the right to institute any action for remedy unless such holder has previously given to the Trustee written notice of default and the Trustee has failed to take action for 60 days after the holders of not less than 25% in principal amount of the debt securities of such series make written request upon the Trustee to institute such action. (Section 5.06 of the Indenture)

     The Indenture requires us to file annually with the Trustee a written statement of no default, or specifying any default that exists. (Section 3.05 of the Indenture)

     Whenever the Indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of debt securities, in the absence of any provision to the contrary in the form of Debt Security, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars may be treated for any such action or distribution as the amount of U.S. dollars that could reasonably be exchanged for such non-U.S. dollar amount. This amount will be calculated as of a date that we specify to the Trustee or, if we fail to specify a date, on a date that the Trustee may determine. (Section 11.11 of the Indenture)

Discharge, Defeasance and Covenant Defeasance

     Discharge of Indenture. The Indenture will cease to be of further effect with respect to debt securities of any series, except as to rights of registration of transfer and exchange, substitution of mutilated or defaced debt securities, rights of holders to receive principal, interest or other amounts payable under the debt securities, rights and immunities of the Trustee and rights of holders with respect to property deposited pursuant to the following provisions, if at any time:

  the Company has paid the principal, interest or other amounts payable under the debt securities of such series;

  the Company has delivered to the Trustee for cancellation all debt securities of such series; or

  the debt securities of such series not delivered to the Trustee for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited with the Trustee as trust funds the entire amount in cash or U.S. government obligations sufficient to pay all amounts due with respect to such debt securities on or after the date of such deposit, including at maturity or upon redemption of all such debt securities, including principal, interest and other amounts. (Section 10.01 of the Indenture)

     The Trustee, on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company, will execute proper instruments acknowledging such satisfaction of and discharging the Indenture with respect to such series.

     Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance”.

     We may be released with respect to any outstanding series of debt securities from the obligations imposed by Article 9, which contains the covenant described below limiting consolidations, mergers and asset sales, and elect not to comply with that provision without creating an event of default. Discharge under these procedures is called “covenant defeasance”.

      Defeasance or covenant defeasance may be effected only if, among other things:

  we irrevocably deposit with the Trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, interest on, other amounts due under, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

  we deliver to the Trustee an opinion of counsel to the effect that:

    the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

    the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal or interest payments or other amounts due under the series of debt securities being defeased;

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

  such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound. (Section 10.01 of the Indenture)

Modification of the Indenture; Waiver of Compliance

     The Indenture contains provisions permitting us and the Trustee to modify the Indenture or the rights of the holders of debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of debt securities affected by the modification. Each holder of an affected Debt Security must consent to a modification that would:

  change the stated maturity date of the principal of, or of any installment of principal of or interest on, any debt security;

  reduce the principal amount of, interest on, or any other amounts due under any debt security;

  change the currency or currency unit of payment of any debt security;

  change the method in which amounts of payments of principal, interest or other amounts are determined on any debt security;

  reduce the portion of the principal amount of an Original Issue Discount Security payable upon acceleration of the maturity thereof;

  reduce any amount payable upon redemption of any Debt Security;

  impair the right of a holder to institute suit for the payment of or, if the debt securities provide, any right of repayment at the option of the holder of a Debt Security; or

  reduce the percentage of debt securities of any series, the consent of the holders of which is required for any modification. (Section 8.02 of the Indenture)

     The Indenture also permits us and the Trustee to amend the Indenture in certain circumstances without the consent of the holders of debt securities to evidence our merger, the replacement of the Trustee, to effect changes which do not affect any outstanding series of Debt Security, and for certain other purposes. (Section 8.01 of the Indenture)

Consolidations, Mergers and Sales of Assets

     We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless either:

  we are the continuing corporation or the successor corporation is a United States corporation which expressly assumes the payment of the principal of, any interest on, or any other amounts due under the debt securities and the performance and observance of all the covenants and conditions of the Indenture binding upon us, and we or the successor corporation shall not, immediately after the merger or consolidation, sale or conveyance, be in default in the performance of any covenant or condition. (Article 9 of the Indenture)

     There are no covenants or other provisions in the Indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of J.P. Morgan Chase & Co. or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of J.P. Morgan Chase & Co. or a sale or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest,for particular debt securities, which we would describe in the applicable prospectus supplement.

Concerning the Trustee, Paying Agent, Registrar and Transfer Agent

     Our subsidiaries and we have normal banking relationships with the Trustee, Bankers Trust Company. Bankers Trust Company will also be the paying agent, registrar and transfer agent for the debt securities.

Governing Law and Judgments

     The debt securities will be governed by and interpreted under the laws of the State of New York. (Section 11.8 of the Indenture) In an action involving debt securities denominated in a currency other than U.S. dollars, it is likely that any judgment granted by a U.S. court would be made only in U.S. dollars. However, a New York court should enter a judgment in the denominated currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

DESCRIPTION OF WARRANTS

Offered Warrants

     We may issue warrants that are debt warrants, index warrants, currency warrants, interest rate warrants or universal warrants. We may offer warrants separately or together with one or more additional warrants, or debt securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Universal warrants issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

     Debt Warrants. We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a “debt warrant”.

     Index Warrants. We may issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to decreases or increases in the level of a specific index or in the levels (or relative levels) of two or more indices or combinations of indices, which index or indices may be based on one or more stocks, bonds or other securities, one or more interest rates, one or more currencies or currency units, or any combination of the foregoing. We refer to this type of warrant as an “index warrant”.

     Currency Warrants. We may also issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to the right to purchase or the right to sell a specified amount or specified amounts of one or more currencies or currency units or any combination of the foregoing for a specified amount or specified amounts of one or more different currencies or currency units or any combination of the foregoing. We refer to this type of warrant as a “currency warrant”.

     Interest Rate Warrants. We may issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to decreases or increases in the yield or closing price of one or more specified debt instruments or in the interest rates, interest rate swap rates, or other rates established from time to time by one or more specified financial institutions, or any combination of the foregoing. We refer to this type of warrant as an “interest rate warrant”.

     Universal Warrants. We may also issue warrants:

  to purchase or sell securities issued by another entity, securities based on the performance of such entity, securities based on the performance of such entity but excluding the performance of a particular subsidiary or subsidiaries of such entity, a basket of securities, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, or any combination of the above;

  to purchase or sell commodities; or

  in such other form as shall be specified in the applicable prospectus supplement.

     We refer to the property in the above clauses as “warrant property.” We refer to this type of warrant as a “universal warrant.” We may satisfy our obligations, if any, with respect to any universal warrants by delivering the warrant property or, in the case of warrants to purchase or sell securities or commodities, the cash value of the securities or commodities, as described in the applicable prospectus supplement.

Further Information in Prospectus Supplement

     General Terms of Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  the currency with which the warrants may be purchased;

  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any Debt Security included in that unit;

  any applicable United States federal income tax consequences;

  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  whether the warrants are to be sold separately or with other securities as part of units; and

  any other terms of the warrants.

      Additional Terms of Debt Warrants.  The prospectus supplement will contain, where applicable, the following terms of and other terms and information relating to any debt warrants:

  the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

  if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of the debt warrants issued with each of the debt securities;

  if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable; and

  the principal amount of debt securities purchasable upon exercise of each debt warrant, the price at which and the currency in which the debt securities may be purchased and the method of exercise.

     Additional Terms of Index, Currency and Interest Rate Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other terms and information relating to any index, currency and interest rate warrants:

  the exercise price, if any;

  the currency or currency unit in which the exercise price, if any, and the cash settlement value of such warrants is payable;

  the index or indices for any index warrants, which index or indices may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index or an index based on one or more securities, interest rates or currencies selected by us solely in connection with the issuance of such index warrants, and certain information regarding such index or indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the index with respect to additions, deletions and substitutions of such securities, interest rates or currencies);

  for index warrants, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of such index warrants if the index changes or ceases to be made available by the publisher of the index;

  for index warrants, any provisions permitting a holder to condition any exercise notice on the absence of certain specified changes in the Spot Value or the Base Value or Spot Amount (as define din the applicable prospectus supplement) after the exercise date;

  the base currency and the reference currency for any currency warrants;

  the debt instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield or price utilized for any interest rate warrants, and certain information regarding such debt instrument, rate, yield or price;

  the strike amount, the method of determining the spot amount and the method of expressing movements in the yield or closing price of the debt instrument or in the level of the rate as a cash amount in the currency in which the interest rate cash settlement value of any interest rate warrants is payable;

  whether such warrants shall be put warrants, call warrants or otherwise;

  the formula for determining the cash settlement value of each warrant;

  the circumstances, if any, under which a minimum and/or maximum expiration value is applicable upon the expiration of such warrants;

  the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event (as defined in the applicable prospectus supplement) and the circumstances that constitute such events;

  any minimum number of warrants which must be exercised at any one time, other than upon automatic exercise;

  the maximum number, if any, of such warrants that may, subject to our election, be exercised by all holders on any day;

  any provisions for the automatic exercise of such warrants other than at expiration;

  whether and under what circumstances such warrants may be canceled by us prior to the expiration date; and

  any other procedures and conditions relating to the exercise of such warrants.

     Additional Terms of Universal Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other terms and information relating to any universal warrants:

  whether the universal warrants are put warrants or call warrants and whether you or we will be entitled to exercise the warrants;

  the specific warrant property, and the amount or the method for determining the amount of the warrant property, that may be purchased or sold upon exercise of each universal warrant;

  the price at which and the currency with which the underlying securities or commodities may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price;

  whether the exercise price may be paid in cash, by the exchange of any other security offered with the universal warrants or both and the method of exercising the universal warrants; and

  whether the exercise of the universal warrants is to be settled in cash or by delivery of the underlying securities or commodities or both.

Significant Provisions of the Warrant Agreements

     We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

     Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

  cure any ambiguity,

  cure, correct or supplement any defective or inconsistent provision, or amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     Modifications with Consent of Warrantholders. We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected, may modify or amend the warrant agreement. However, we and the warrant agent may not, without the consent of each affected warrantholder:

  change the exercise price of the warrants;

  reduce the amount receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

  shorten the period of time during which the warrants may be exercised;

  materially and adversely affect the rights of the owners of the warrants; or

  reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the applicable warrant agreement.

     Merger Consolidation, Sale or Other Disposition. If at any time there will be a merger or consolidation of J.P. Morgan Chase & Co. or a transfer of substantially all of our assets, the successor corporation will succeed to and assume all of our obligations under each warrant agreement and the warrant certificates. We will then be relieved of any further obligation under each of those warrant agreements and the warrants issued under those warrant agreements. See “Description of Debt Securities — Consolidations, Mergers and Sales of Assets.”

     Enforceability of Rights of Warrantholders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property that may be purchased upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

     Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

     New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

General

      Units will consist of one or more debt securities and warrants or any combination of them. The applicable prospectus supplement will also describe:

  the designation and the terms of the units and of any combination of debt securities and warrants constituting the units, including whether and under what circumstances the debt securities or warrants may be traded separately;

  any additional terms of the applicable unit agreement;

  any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities or warrants constituting the units; and

  any applicable United States federal income tax consequences.

     The terms and conditions described under “Description of Debt Securities,” and “Description of Warrants” will apply to each unit and to any debt security or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

     We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement. We have filed a form of unit agreement as an exhibit to the registration statement.

Significant Provisions of the Unit Agreement

     Remedies. The unit agent will act solely as our agent in connection with the units governed by the unit agreement and will not assume any obligation or relationship of agency or trust for or with any holders of units or interests in those units. Any holder of units or interests in those units may, without the consent of the unit agent or any other holder or beneficial owner of units, enforce by appropriate legal action,on its own behalf, its rights under the unit agreement. However, the holders of units or interests in those units may only enforce their rights under the debt securities or warrants issued as parts of those units in accordance with the terms of the Indenture and the applicable warrant agreement.

    Modification. We and the unit agent may amend the unit agreement without the consent of the holders to:

  cure any ambiguity;

  cure, correct or supplement any defective or inconsistent provision in the agreement; or

  amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interest of the affected holders of units in any material respect.

     We and the unit agent, with the consent of the holders of not less than a majority of units at the time outstanding, may modify or amend the rights of the affected holders of the affected units and the terms of the unit agreement. However, we and the unit agent may not, without the consent of each affected holder of units, make any modifications or amendments that would:

  materially and adversely affect the exercise rights of the affected holders, or reduce the percentage of outstanding units the consent of whose owners is required to consent to a modification or amendment of the unit agreement.

     Any debt securities issued as part of units governed by the unit agreement may be modified only in accordance with the Indenture, as described above under “Description of Debt Securities — Modification of the Indenture.” Any warrants issued as part of units may be modified only in accordance with the terms of the applicable warrant agreement as described in “Description of Warrants — Significant Provisions of the Warrant Agreements.”

     Merger, Consolidation, Sale or Conveyance. The unit agreement provides that we will not merge or consolidate with any other person and will not sell or convey all or substantially all of our assets to any person unless:

  we will be the continuing corporation; or

  the successor corporation or person that acquires all or substantially all of our assets:

    will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

    will expressly assume all of our obligations under the unit agreement; and

  immediately after the merger, consolidation, sale or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the unit agreement applicable to us.

     Replacement of Unit Certificates. We will replace any mutilated certificate evidencing a definitive unit at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units or prepaid purchase contracts evidenced by that certificate before a replacement will be issued.

     Title. We, the unit agent, the trustee, the warrant agent and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

     New York Law to Govern. The unit agreement and the units will be governed by, and construed in accordance with, the laws of the State of New York.

FORMS OF SECURITIES

     Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either (1) in registered form, where our obligation runs to the holder of the security named on the face of the security or (2) subject to the limitations explained below under “—Limitations on Issuance of Bearer Securities and Bearer Debt Warrants,” in bearer form, where our obligation runs to the bearer of the security. Definitive securities name you or your nominee as the owner of the security (other than definitive bearer securities, which name the bearer as owner), and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities (other than global bearer securities, which name the bearer as owner). The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer,bank, trust company or other representative, as we explain more fully below.

Global Securities

     Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

     If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers,underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, interest payments on debt securities, other amounts due under debt securities and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee,as the case may be, as the registered owner of the registered global security. None of J.P. Morgan Chase & Co., the trustees, the warrant agents, the unit agents or any other agent of J.P. Morgan Chase & Co., agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, interest, other amounts or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

     If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

     Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Limitations on Issuance of Bearer Securities and Bearer Debt Warrants

     In compliance with United States federal income tax laws and regulations, bearer securities, including bearer securities in global form, and bearer debt warrants will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents or dealers participating in the offerings of bearer securities or bearer debt warrants, directly or indirectly, must agree that:

  they will not, in connection with the original issuance of any bearer securities or during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), which we refer to as the “restricted period,” offer, sell, resell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above, and they will not, at any time, offer, sell, resell or deliver, directly or indirectly, any bearer debt warrants in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

     In addition, any underwriters, agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities or bearer debt warrants are aware of the above restrictions on the offering, sale, resale or delivery of bearer securities or bearer debt warrants.

     Bearer securities, other than temporary global debt securities and bearer securities that satisfy the requirements of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(iii) and any coupons appertaining thereto will not be delivered in definitive form, and no interest will be paid thereon, unless J.P. Morgan Chase & Co. has received a signed certificate in writing, or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the bearer security:

  is owned by a person that is not a United States person;

  is owned by a United States person that (a) is a foreign branch of a United States financial institution, as defined in applicable United States Treasury Regulations, which we refer to as a “financial institution,” purchasing for its own account or for resale, or (b) is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through that date, and in either case (a) or (b) above, each of those United States financial institutions agrees, on its own behalf or through its agent, that J.P. Morgan Chase & Co. may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 and the Treasury Regulations thereunder; or

  is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     We will not issue bearer debt warrants in definitive form.

     We will make payments on bearer securities and bearer debt warrants only outside the United States and its possessions except as permitted by the above Treasury Regulations.

     Bearer securities, other than temporary global securities, and any coupons issued with bearer securities will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange or redemption of that bearer security or coupon.

     As used in the preceding three paragraphs, the term bearer securities includes bearer securities that are part of units and the term bearer debt warrants includes bearer debt warrants that are part of units. As used herein, the term “United States person” means a citizen or resident of the United States for United States federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Form of Securities Included in Units

     The form of any warrant included in a unit will correspond to the form of the unit and of any other security included in that unit.

PLAN OF DISTRIBUTION

     We may sell the debt securities or warrants:

  through agents;

  through underwriters;

  through dealers; and

  directly to purchasers, any of whom may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If we offer and sell securities through an agent, that agent will be named, and any commissions payable to that agent by us, will be set forth in the prospectus supplement. Any agent will be acting on a best efforts basis for the period of its appointment which will usually be five business days or less. An agent may be deemed to be an underwriter under the federal securities laws.

     If underwriters are used in the sale of the securities, we will sign an underwriting agreement with them. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the securities if any are purchased. Underwriters will buy the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. The name of the managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement. The underwriters named in the prospectus supplement will be the only underwriters for the securities offered by that prospectus supplement.

     If a dealer is utilized in the sale of securities, we will sell those securities to the dealer, as principal. The dealer may resell those securities to the public at varying prices to be determined by the dealer at the time of resale. A dealer may be deemed to be an underwriter of those securities under the securities laws. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

     Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent — in each case, less other expenses attributable to issuance and distribution.

     In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The underwriters may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities, Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We may agree to indemnify agents, underwriters, or dealers against certain liabilities, including liabilities under the securities laws, or to contribute to payments that agents, underwriters, or dealers may be required to make. Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     We may directly solicit offers to purchase securities, and we may sell securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the securities laws. The terms of any such sales will be described in the prospectus supplement.

     We may authorize agents, underwriters, and dealers to solicit offers by certain institutions to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future and on terms described in the prospectus supplement. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers. Institutions with whom delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be institutions which we have approved.

These contracts will be subject only to the conditions that:

  the underwriters purchase the securities at the time of the Contract; and

  the purchase is not prohibited under the laws of any jurisdiction in the United States to which the purchase is subject.

     We will pay a commission, as indicated in the prospectus supplement, to agents and dealers soliciting purchases of securities pursuant to delayed delivery contracts that we have accepted.

     This prospectus and related prospectus supplement may be used by direct or indirect wholly-owned subsidiaries of ours in connection with offers and sales related to secondary market transactions in the securities. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

     The offer and sale of the securities by an affiliate of ours will comply with the requirements of Rule 2720 of the Rules of Conduct of the National Association of Securities Dealers, Inc. regarding underwriting of securities of an affiliate and will comply with any restrictions imposed on the underwriter by the Governors. Accordingly, an affiliate of ours that is a member of the NASD may participate in a public offering and sale of our debt securities if the offering is of a class of securities rated investment grade by a nationally recognized statistical rating organization. In addition, an affiliate of ours that is a member of the NASD may participate in any public offering and sale of the securities, including without limitation Warrants, if the price at which an equity issue is distributed to the public is no higher or the yield at which a debt issue is distributed to the public is no lower than that recommended by a “qualified independent underwriter” (determined to be so qualified by the NASD prior to commencement of such offering), in each case in compliance with the Conduct Rules of the NASD. Following the initial distribution of any of the securities, our affiliates may offer and sell these securities in the course of their business as broker-dealers. Our affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Our affiliates may use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

     Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

EXPERTS

     The audited financial statements of J.P. Morgan Chase & Co. contained in our Annual Report on Form 10-K for the year ended December 31, 2000, are incorporated by reference in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

LEGAL OPINIONS

     The validity of the securities will be passed upon by Neila B. Radin, Senior Vice President and Associate General Counsel of J.P. Morgan Chase & Co. Davis Polk & Wardwell will pass upon some legal matters relating to these securities for the underwriters. Davis Polk & Wardwell has in the past represented J.P. Morgan Chase & Co. and continues to represent J.P. Morgan Chase & Co. on a regular basis and in a variety of matters.

ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (“Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of its business, the Company is a Party in Interest with respect to many Plans. Where the Company is a Party in Interest with respect to a Plan (either directly or by reason of its ownership of its subsidiaries), the purchase and holding of the securities by or on behalf of the Plan would be a prohibited lending transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

     Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the securities by the Plan Asset Entity is not prohibited. Unless the applicable prospectus supplement explicitly provides otherwise, any purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase of the securities that (a) its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or there is some other basis on which such purchase and holding is not prohibited.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents.

     Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and the availability of exemptive relief under VFCE 96-23, 95-60, 91-38, 90-1 or 84-1.